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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Network Computing Devices, Inc.

    We consent to incorporation by reference in the registration statements on Form S-8 of Network Computing Devices, Inc. of our reports dated February 10, except as to Note 11, which is as of March 30, 2000, relating to the consolidated balance sheets of Network Computing Devices, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear in the December 31, 1999, annual report on Form 10-K of Network Computing Devices, Inc.

                                          KPMG LLP

Mountain View, California
April 14, 2000